Exhibit 10.3

July 6th, 2017

Attn:	Mr. Luke Clauson
Re:	Engagement Letter and Offer of Employment

Dear Mr. Clauson:

On behalf of Eyenovia, Inc. (the “Company”), I am pleased to extend this offer. This letter sets out the terms of your engagement and employment with the Company, which will  start on AUGUST 1st, 2017 as VICE PRESIDENT OF R&D AND MANUFACTURING.

Initially, you will start in a part-time capacity not to exceed 2 days a week with compensation as a consultant. Commencing immediately, you will work two days per week for the Company. In this capacity, you will be paid $9,167 per month and for any additional work at the rate of $175 per hour.

Commencing later in 2017 or early 2018, assuming no change in role and responsibilities, the company may convert consulting contract to an employee status in the same role. Your annualized salary will be $275,000 payable monthly or bi-weekly in accordance with the Company’s normal payroll procedures and you will be eligible for the company’s benefits plan.

In addition, the Board is approving a total of 375,990 options. 75% of the total option package will be granted now and will start vesting immediately in thirty-six (36) equal monthly installments. The additional 25% of the options will be bestowed within 12 months and will be based on meeting pre-specified milestones as proposed by you and approved by management. The options will provide that upon a Change in Control, as such term is defined in the Company’s 2013 Stock Plan (the “Plan”), all Board-approved Options will immediately vest in full.

While employed by the Company, your positions as outlined in this offer letter are exempt positions, which means you are paid for the job and not by the hour. In addition,

If following a Change in Control, your employment is terminated by the Company without Cause (as such term is defined in the Plan) or you suffer an Involuntary Termination (as defined below), and provided you sign a general release of known and unknown claims in a form reasonably satisfactory to the Company within thirty (30) days of such termination, you will receive severance payments at your final base salary rate, less applicable withholding, for a six (6) month period beginning after the date of your termination without Cause and upon the effective date of the release of claims (the “Termination Severance”). For purposes of this Agreement, “Involuntary Termination” means any of the following conditions (x) a change in your title or position with the Company which materially reduces your level of responsibility or the nature of your function or your reporting structure; or (y) a material decrease in your base salary and/or a material decrease in any of your then-existing bonus arrangements or employee benefits (other than a material decrease which is applicable to all similarly situated employees and executives of the Company in connection with an across- the-board cost savings strategy). The foregoing definition of Involuntary Termination is intended to comply with the safe harbor provisions set forth in Treasury Regulation Section 1.409A-1(n)(2)(ii), and shall be interpreted consistently therewith. An event described in this paragraph will not constitute an Involuntary Termination unless it is communicated by you to the Company in writing within ninety (90) days of occurrence and not corrected (if correctible) by the Company within sixty (60) days of the Company’s receipt of such notice. During the period in which you are receiving Termination Severance payments, if you were covered under the Company’s group health plan as of the date of your termination of employment, you will also have the opportunity to elect to continue such group coverage under federal and state law (COBRA). If you timely elect such COBRA coverage, the Company will pay the premiums to continue your group health insurance coverage under COBRA until the earlier of (a) the end of the six (6) month severance period described above, or (b) commencement of your coverage under another employer’s group health plan.

www.eyenoviabio.com

You will also be eligible to participate in various Company fringe benefit plans, including group health insurance and vacation programs in accordance with the Company’s benefit plan requirements. You will also be eligible to participate in any incentive compensation plan that may be established by the Company during your employment.

As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement (a copy of which is enclosed), and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.

www.eyenoviabio.com

This agreement and the non-disclosure and stock option agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.

We look forward to working with you at the Company. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.

Sincerely,

/s/ Tsontcho Ianchulev
Tsontcho Ianchulev, MD
CEO - Eyenovia, Inc.

The foregoing terms are hereby understood and accepted:

Signed: